Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated February 4, 2022 with respect to the Common Shares, $0.01 par value per share, of Nam Tai Property Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: February 4, 2022
IsZo Capital LP

	By:	IsZo Capital GP LLC General Partner

	By:	/s/ Brian L. Sheehy
		Name:	Brian L. Sheehy
		Title:	Managing Member

IsZo Capital GP LLC

By:	/s/ Brian L. Sheehy
	Name:	Brian L. Sheehy
	Title:	Managing Member

IsZo Capital Management LP

By:	IsZo Management Corp. General Partner

By:	/s/ Brian L. Sheehy
	Name:	Brian L. Sheehy
	Title:	President and Sole Director

IsZo Management Corp.

By:	/s/ Brian L. Sheehy
	Name:	Brian L. Sheehy
	Title:	President and Sole Director

/s/ Brian L. Sheehy
Brian L. Sheehy